EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter Financial Information

SPOKANE, Wash., July 15, 2003 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) (the "Company"), parent company of Inland Northwest Bank, announced its financial information for the second-quarter of 2003 today. Total assets were $210 million on June 30, 2003, an increase of $15.4 million (7.9%) over total assets of $194.6 million reported on June 30, 2002. For the second-quarter of the year, after-tax earnings improved from $273,407 in 2002 to $403,025. For the first six-months of the year, earnings have improved from $601,648 for the comparable period in 2002 to $776,777, an improvement of 29.1%. Fully diluted earnings per share for the second-quarter improved from $0.14 per share to $0.21 per share; for the first six-months, earnings improved from $0.32 per share for the comparable period in 2002 to $0.41 per share. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2003. Annualized return on average assets in 2003 is .75% year-to-date, with return on average equity reporting at 8.88%.

Inland Northwest Bank (the "Bank") reported net outstanding loans, including mortgage loans held for sale, of $143.9 million on June 30, 2003, a $9.5 million (7.1%) increase in net loans outstanding when compared with June 30, 2002. Deposits of $169.4 million represent an increase of $18.6 million (12.3%) over June 30, 2002. For the first six-months of this year, the Bank reported 28.7% higher earnings over last year ($817,065 compared to $634,695). Bank President and CEO Randall L. Fewel noted that the improvement in earnings is primarily driven by continued strong activity in residential mortgage loan production, improved fee and service charge income and a reduction in expenses related to funding the Bank's loan loss reserve.

Mr. Fewel observed that low interest rates remain a concern and said that Inland Northwest Bank's Net Interest Margin has declined by 0.33% in the last twelve months. However, he commented that the Bank has been fortunate to be able to offset that shrinking margin by increased fee and service charge revenue, as well as improved expense control. Credit quality also remains an issue, given current economic conditions. Mr. Fewel reported, though, that INB's current year loan losses are less than 50% of those experienced in the same period last year, and the Bank's reserve for potential loan losses is 1.59% of total loans-up significantly from the 1.39% level a year ago.

At the beginning of this year, the Bank's pipeline for potential commercial loans stood at historically low levels, but Mr. Fewel said he is extremely pleased that the pipeline has nearly doubled in the ensuing six months. "This not only bodes well for Inland Northwest Bank, but also hopefully is an indication that our local economy is starting to rebound," he said.

Note: This press release may contain "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President & CEO
          (509) 456-8888